Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2018 Fourth Quarter Results

Oxford, CT – May 30, 2018 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2018.

Key Highlights

●	Organic net sales growth of 13.5% in the fourth quarter 2018 and 10.0% for fiscal year 2018
●	Adjusted diluted EPS for the fourth quarter of $1.08 increased 20.0% and full year fiscal 2018 adjusted diluted EPS of $3.87 increased 22.1%
●	Adjusted operating income was 20.2% of net sales for fiscal 2018 compared to 19.7% for the same period last year
●	Full year fiscal 2018 operating cash flow of $130.3 million increased 28.7%

Fourth Quarter Financial Highlights

	Fiscal 2018		Fiscal 2017		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$179.9	$179.9	$160.2	$160.2	12.3%	12.3%
Gross margin	$69.7	$69.7	$63.2	$63.2	10.3%	10.3%
Gross margin %	38.8%	38.8%	39.5%	39.5%
Operating income	$37.9	$38.3	$34.4	$34.4	10.3%	11.5%
Operating income %	21.1%	21.3%	21.5%	21.5%
Net income	$26.7	$26.4	$21.6	$21.6	23.6%	22.3%
Diluted EPS	$1.09	$1.08	$0.90	$0.90	21.1%	20.0%

(1) Results exclude items in reconciliation below.

Twelve Month Financial Highlights

	Fiscal 2018		Fiscal 2017		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$674.9	$674.9	$615.4	$615.4	9.7%	9.7%
Gross margin	$258.1	$258.1	$229.6	$233.2	12.4%	10.7%
Gross margin %	38.2%	38.2%	37.3%	37.9%
Operating income	$128.1	$136.1	$113.7	$121.4	12.7%	12.2%
Operating income %	19.0%	20.2%	18.5%	19.7%
Net income	$87.1	$94.3	$70.6	$75.4	23.4%	25.0%
Diluted EPS	$3.58	$3.87	$2.97	$3.17	20.5%	22.1%

(1) Results exclude items in reconciliation below.

“The fourth quarter completed a tremendous year for RBC Bearings and I couldn’t be more pleased with our performance,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Most of our industrial and aerospace markets contributed to achieve strong organic growth and free cash flow generation supported a net debt reduction of over 100 million dollars over the year.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2018 were $179.9 million, an increase of 12.3% from $160.2 million in the fourth quarter of fiscal 2017. Excluding RBC Canada, organic net sales increased 13.5% for the fourth quarter and 10% for the full year fiscal 2018. Net sales for the aerospace markets increased 4.6% and the industrial markets increased by 26.4%. Organically, net sales in the aerospace and industrial markets increased by 6.4% and 26.3% respectively. Gross margin for the fourth quarter of fiscal 2018 was $69.7 million compared to $63.2 million for the same period last year. Gross margin as a percentage of net sales was 38.8% in the fourth quarter of fiscal 2018 compared to 39.5% for the same period last year.

SG&A for the fourth quarter of fiscal 2018 was $29.6 million, an increase of $3.4 million from $26.2 million for the same period last year. As a percentage of net sales, SG&A was 16.4% for the fourth quarter of fiscal 2018 compared to 16.4% for the same period last year. The increase was primarily due to higher personnel related expenses of $2.2 million, $0.3 million of additional incentive stock compensation and other items of $0.9 million.

Other operating expenses for the fourth quarter of fiscal 2018 totaled $2.2 million compared to $2.6 million for the same period last year. For the fourth quarter of fiscal 2018, other operating expenses were comprised primarily of $2.3 million of amortization of intangible assets offset by $0.1 million of other items. Other operating expenses last year consisted of $2.4 million in amortization of intangible assets and $0.2 million of other items.

Operating income for the fourth quarter of fiscal 2018 was $37.9 million compared to operating income of $34.4 million for the same period last year. Excluding costs associated with restructuring, operating income would have been $38.3 million for the fourth quarter of fiscal 2018. Excluding these adjustments, operating income as a percentage of net sales would have been 21.3% compared to 21.5% for the same period last year.

Interest expense, net was $1.8 million for the fourth quarter of fiscal 2018 compared to $2.0 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2018 was $9.1 million compared to $10.7 million for the same period last year. Our effective income tax rate for the fourth quarter of fiscal 2018 was 25.5% compared to 33.2% for the same period last year. Tax provision was impacted by the adoption of the Tax Cuts and Jobs Act (TCJA) signed into law by the President on December 22, 2017. The income tax expense includes approximately $0.3 million benefit related to the one-time repatriation transition tax and approximately $0.3 million benefit associated with the revaluation of deferred tax liabilities. The income tax expense also includes approximately $1.0 million of benefit associated with the adoption of ASU No. 2016-09 “Improvements to Employee Share-Based Payment Accounting” and reflects the lower blended statutory rate as a result of the enactment of TCJA.

Net income for the fourth quarter of fiscal 2018 was $26.7 million compared to $21.6 million for the same period last year. On an adjusted basis, net income would have been $26.4 million for the fourth quarter of fiscal 2018, compared to an adjusted net income of $21.6 million for the same period last year.

Diluted EPS for the fourth quarter of fiscal 2018 was $1.09 per share compared to $0.90 per share for the same period last year. On an adjusted basis, diluted EPS for the fourth quarter of fiscal 2018 would have been $1.08 per share compared to an adjusted diluted EPS of $0.90 per share for the same period last year, an increase of 20.0%.

Backlog, as of March 31, 2018, was $392.1 million compared to $354.1 million as of April 1, 2017.

Outlook for the First Quarter Fiscal 2019

The Company expects net sales to be approximately $171.0 million to $174.0 million in the first quarter fiscal 2019. This would result in a growth rate of approximately 4.3% to 6.2% on a year over year basis and organic growth rate of approximately 6.3% to 8.2% on a year over year basis.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 8883418. An audio replay of the call will be available from 2:00 p.m. ET May 30th, 2018 until 2:00 p.m. ET June 6th, 2018. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 8883418. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable U.S. GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, including the impact of the TCJA, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,	April 1,	March 31,	April 1,
	2018	2017	2018	2017

Net sales	$179,877	$160,210	$674,949	$615,388
Cost of sales	110,151	96,981	416,838	385,792
Gross margin	69,726	63,229	258,111	229,596

Operating expenses:
Selling, general and administrative	29,589	26,226	113,124	102,922
Other, net	2,197	2,614	16,846	12,981
Total operating expenses	31,786	28,840	129,970	115,903

Operating income	37,940	34,389	128,141	113,693

Interest expense, net	1,803	2,047	7,507	8,706
Other non-operating (income) expense	321	52	783	103
Income before income taxes	35,816	32,290	119,851	104,884
Provision for income taxes	9,139	10,705	32,710	34,261
Net income	$26,677	$21,585	$87,141	$70,623

Net income per common share:
Basic	$1.11	$0.91	$3.64	$3.00
Diluted	$1.09	$0.90	$3.58	$2.97

Weighted average common shares:
Basic	24,056,839	23,713,311	23,948,565	23,521,615
Diluted	24,483,990	23,984,298	24,363,789	23,784,636

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to	March 31,	April 1,	March 31,	April 1,
Adjusted Gross Margin:	2018	2017	2018	2017

Reported gross margin	$69,726	$63,229	$258,111	$229,596
Inventory purchase accounting adjustment	—	—	—	382
Integration and restructuring	—	—	—	3,215
Adjusted gross margin	$69,726	$63,229	$258,111	$233,193

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	March 31,	April 1,	March 31,	April 1,
Adjusted Operating Income:	2018	2017	2018	2017

Reported operating income	$37,940	$34,389	$128,141	$113,693
Inventory purchase accounting adjustment	—	—	—	382
Integration and restructuring	397	—	7,982	7,282
Adjusted operating income	$38,337	$34,389	$136,123	$121,357

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Twelve Months Ended
Per Common Share to Adjusted Net Income and	March 31,	April 1,	March 31,	April 1,
Adjusted Net Income Per Common Share:	2018	2017	2018	2017

Reported net income	$26,677	$21,585	$87,141	$70,623
Inventory purchase accounting adjustment (1)	—	—	—	257
Integration and restructuring (1)	323	—	6,991	4,987
Foreign exchange translation loss (gain) (1)	258	—	408	(199)
TCJA repatriation transition tax	(325)	—	9,166	—
TCJA revaluation of deferred tax liabilities	(273)	—	(8,981)	—
Discrete tax reserve loss (benefit)	(269)	—	(406)	(238)
Adjusted net income	$26,391	$21,585	$94,319	$75,430
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.10	$0.91	$3.94	$3.21
Diluted	$1.08	$0.90	$3.87	$3.17

Weighted average common shares:
Basic	24,056,839	23,713,311	23,948,565	23,521,615
Diluted	24,483,990	23,984,298	24,363,789	23,784,636

	Three Months Ended		Twelve Months Ended
	March 31,	April 1,	March 31,	April 1,
Segment Data, Net External Sales:	2018	2017	2018	2017

Plain bearings segment	$81,899	$72,593	$296,708	$277,700
Roller bearings segment	35,806	28,697	132,021	109,483
Ball bearings segment	19,050	16,469	67,806	58,448
Engineered products segment	43,122	42,451	178,414	169,757
	$179,877	$160,210	$674,949	$615,388

	Three Months Ended		Twelve Months Ended
	March 31,	April 1,	March 31,	April 1,
Selected Financial Data:	2018	2017	2018	2017

Depreciation and amortization	$7,164	$6,894	$28,360	$27,372

Incentive stock compensation expense	$3,506	$3,197	$13,403	$12,111

Adjusted operating income plus depreciation/amortization plus incentive stock compensation expense	$49,007	$44,480	$177,886	$160,840

Cash provided by operating activities	$37,793	$26,667	$130,289	$101,242

Capital expenditures	$7,434	$6,479	$27,976	$20,894

Total debt			$173,355	$269,800

Cash and short-term investments			$54,163	$38,923

Repurchase of common stock			$4,992	$4,754

Backlog			$392,085	$354,068